Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Tronox Holdings plc of our report dated February 22, 2023 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Tronox Holdings plc’s Annual Report on Form 10-K for the year ended December 31, 2022.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
February 22, 2023